U.S. SECURITIES AND EXCHANGE
                        COMMISSION WASHINGTON, D.C. 20549

                                            SEC File Number 0-25474
                                           CUSIP Number 829 158 302

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: March 31, 1997

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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  N/A
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Part I - Registrant Information
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Full Name of Registrant:  SIMS Communications, Inc.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

    333 S. Congress Avenue, Suite 401

City, State and Zip Code

    Delray Beach, Florida  33445
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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly re-port or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F,
    11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The Company did not close its books in time in order to prepare its financial statements for the quarter ending March 3l, l997. Accordingly, more time is needed to file the 10-Q report.
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Part IV - Other Information
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 (1)  Name and telephone number of person to contact in regard to this notification

              William T. Hart          (303)                 839-0061
                  (Name)            (Area Code)        (Telephone Number)

 (2)  Have all other periodic reports
      required under Section 13 or 15(d)
      of the Securities Exchange Act of
      1934 during the preceding l2 months
      (or for such shorter period that
      the registrant was required to file
      such reports) been filed?  If answer
      is no, identify report(s).                         [X] Yes  [ ] No

 (3)  Is it anticipated that any significant
      change in results of operations from
      the corresponding period for the last
      fiscal year will be reflected by the
      earnings statements to be included
      in the subject report or portion thereof?          [ ] Yes  [X] No

      If so:  attach an explanation of the
      anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Sims Communications, Inc.
              (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 14, 1997                       By /s/ William T. Hart
                                            William T. Hart
                                            Hart & Trinen
                                            1624 Washington
                                            Street Denver, CO
                                            80203 (303) 839-0061

                                          ATTORNEYS FOR SIMS COMMUNICATIONS,
                                            Inc.


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                                ATTENTION

    Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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